EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Gasco Energy, Inc. of our report dated March 15, 2005 relating to the financial statements of Gasco Energy, Inc., appearing in the Annual Report on Form 10-K for the year ended December 31, 2004, and our report dated April 29, 2005 relating to management's report on the effectiveness of internal control over financial reporting of Gasco Energy, Inc., which appears in Gasco Energy, Inc.'s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004.

     We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Hein & Associates LLP
Hein & Associates LLP


Denver, Colorado
September 23, 2005